Exhibit 10.1

LIMITED GUARANTEE

THIS LIMITED GUARANTEE, dated as of November 13, 2009 (this “Limited Guarantee”), is entered into by Prophet Equity LP (the “Guarantor”) in favor of Silicon Storage Technology, Inc., a California corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Merger Agreement (as defined below).

RECITAL

WHEREAS, Technology Resources Holdings, Inc., a Delaware corporation (“Parent”), Technology Resources Merger Sub, Inc., a California corporation (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), and it is a requirement of the Merger Agreement that Parent deliver this Limited Guarantee to the Company concurrently with the execution and delivery thereof.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to the Company to enter into the Merger Agreement with Parent and Merger Sub, the Guarantor hereby consents and agrees as follows:

AGREEMENT

1.    Limited Guarantee.

(a) The Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to the Company the due and punctual payment by Parent, as and when due, of the Parent Termination Fee, and amounts, if any, owed by Parent pursuant to Section 8.3(f) of the Merger Agreement (the “Enforcement Costs,” and collectively, the “Obligation”), and such guarantee shall be absolutely limited in total dollar amount to the Parent Termination Fee plus all Enforcement Costs (collectively, the “Maximum Amount”), and the Company hereby agrees that this Limited Guarantee may not be enforced without giving effect to the Maximum Amount. Notwithstanding anything to the contrary contained in this Limited Guarantee (including in Section 3(a)), the Company hereby agrees that to the extent Parent is relieved of all or any portion of the Obligation by the satisfaction thereof or pursuant to any agreement with the Company (any amount so relieved, the “Reduction Amount”), the Maximum Amount shall be reduced by an amount equal to the Reduction Amount. All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds to an account designated by the Company.

(b) If Parent fails to pay the Obligation when due, then the Obligation shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Parent has failed to pay the Obligation in full, take any and all actions available hereunder or under applicable Law to collect the Obligation from the Guarantor.

(c) In furtherance of the foregoing, the Guarantor acknowledges that the Company may, in its sole discretion, bring and prosecute an action against the Guarantor for the full amount of the Obligation up to the Maximum Amount, regardless of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2.    Nature of Limited Guarantee. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of (a) any lack of validity or enforceability of the Merger Agreement or the Equity Financing Letters and any other agreement or instrument referred to herein, (b) any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub or (c) any incapacity of Parent or Merger Sub. Without limiting the foregoing, the Company shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Obligation hereunder. In the event that any payment to the Company in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This Limited Guarantee is an unconditional, irrevocable and continuing guarantee of payment (up to the Maximum Amount) and the Obligation to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

3.    Changes in Obligations.

(a) The Company may, at any time and from time to time while this Limited Guarantee is in effect, without the consent of or notice to the Guarantor, except such notice as may be required by applicable Law which cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the Obligation hereunder, upon or without any terms or conditions and in whole or in part, (i) extend the time of payment of the Obligation and (ii) make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent and/or Merger Sub; provided, however, that nothing contained in this Limited Guarantee is intended to modify or supersede the provisions of the Merger Agreement as between the Company and Parent and Merger Sub.

(b) The Obligation hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, (iii) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement, (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (v) the existence of any bankruptcy, insolvency, reorganization or similar proceedings affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, (vi) any change in the laws, rules or regulations of any jurisdiction, (vii) any present or future action of any Governmental Entity or court amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the obligations of Parent under the Merger Agreement or of the Guarantor under this Limited Guarantee, (viii) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligation or otherwise, (ix) the adequacy of any other means the Company may have of obtaining repayment of the Obligation or (x) any other circumstance (other than complete, irrevocable and indefeasible payment of the Obligation) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

4.    Certain Waivers.

(a) To the fullest extent permitted by Law, the Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company, promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement or this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries or Affiliates, defenses to the payment of the Obligation under the Merger Agreement that are available to Parent or Merger Sub or breach by the Company of this Limited Guarantee).

(b) To the fullest extent permitted by Law, the Guarantor hereby expressly and unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of its obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligation shall have been paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligation, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation.

(c) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(d) Notwithstanding anything otherwise contained herein, for the avoidance of doubt, the Guarantor retains any and all defenses that may be available to it that the Obligation is not due pursuant to the Merger Agreement and/or has already been satisfied or performed.

5.    No Recourse. The Company, by its acceptance of this Limited Guarantee and the benefits hereof, acknowledges as follows:

(a) The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. The Company, by its acceptance of the benefits hereof, agrees that it has no right of recovery in respect of a claim arising under the Merger Agreement or in connection with any documents or instruments delivered in connection therewith, including this Limited Guarantee, against any former, current or future officer, agent, affiliate or employee of the Guarantor or Parent (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Guarantor or Parent (or any of their successors or permitted assignees), notwithstanding that Guarantor is or may be a partnership, or any affiliate thereof or against any former, current or future director, officer, agent, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Guarantor/Parent Affiliates”; it being understood that the term Guarantor/Parent Affiliates shall not include the Guarantor, Parent or Merger Sub), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor/Parent Affiliates, or otherwise, except for its rights under this Limited Guarantee and subject to the limits contained herein.

(b) Recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its affiliates against the Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby including in the event Parent or Merger Sub breaches any covenant, representation or warranty under the Merger Agreement or the Guarantor breaches a covenant, representation or warranty hereunder. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Guarantor/Parent Affiliates except for claims against the Guarantor under this Limited Guarantee. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company or shall confer or give or shall be construed to confer or give to any Person other than the Company any rights or remedies against any Person other than the rights of the Company against the Guarantor as expressly set forth herein.

(c) The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 5. This Section 5 shall survive termination of this Limited Guarantee.

6.    No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to the provisions of Section 5 hereof, each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, the Parent or any other Person liable for the Obligation prior to proceeding against the Guarantor hereunder.

7.    Covenants. So long as this Limited Guarantee is in effect, the Guarantor agrees that:

(a) it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms;

(b) it will maintain in full force and effect all consents of any Governmental Entity or other authority that are required to be obtained by it with respect to this Limited Guarantee and will obtain any such consents that may become necessary in the future; and

(c) it will comply in all material respects with all applicable Laws and orders of Governmental Entities to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Limited Guarantee.

8.    Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, order of Governmental Entities or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Obligation under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 11 hereof.

9.    Successors and Assigns.

(a) This Limited Guarantee shall inure to the benefit of the successors or assigns of the Company who shall have, to the extent of their interests, the rights of the Company hereunder.

(b) This Limited Guarantee is binding upon the Guarantor and its successors and assigns. The Guarantor shall not assign its obligations hereunder to any other Person without the prior written consent of the Company. Any purported assignment in violation of this provision shall be void.

10.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to the Guarantor, to:

Prophet Equity LP

181 Grand Avenue, Suite 201

Southlake, Texas 76092

Facsimile No: (817) 898-1509

Attention: Ross Gatlin

with a copy to:

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Facsimile No: (214) 953-5822

Attention: David Rex

If to the Company, to:

Strategic Committee of the Board of Directors

c/o Silicon Storage Technology, Inc.

1020 Kifer Road

Sunnyvale, California 94086

Facsimile No: (408) 735-9036

Attention: Ronald Chwang, Chairman of the Strategic Committee

with a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Facsimile No: (415) 616-1199

Attention: Steve L. Camahort

11.    Continuing Limited Guarantee; Termination. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the complete, irrevocable and indefeasible payment or satisfaction in full of the Obligation. Notwithstanding the foregoing, this Limited Guarantee shall terminate and be of no further force or effect as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under other circumstances in which Parent would not be obligated to pay the Parent Termination Fee, and (c) the first anniversary of any termination of the Merger Agreement, except as to a claim for payment of the Obligation presented by the Company to Parent, Merger Sub or the Guarantor on or prior to such first anniversary. In the event that the Company or any of its Affiliates asserts in any litigation relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Maximum Amount or that the provisions of Section 5 hereof are illegal, invalid or unenforceable in whole or in part, (i) the obligations of the Guarantor under this Limited Guarantee shall terminate in all respects and shall thereupon be null and void, and (ii) if the Guarantor has previously made any payments under this Limited Guarantee it shall be entitled to have such payments refunded by the Company; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Company, then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall immediately pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

12.    Enforcement. Notwithstanding anything to the contrary contained herein, nothing in this Limited Guarantee shall prevent the Company or any of its Affiliates from seeking to enforce the Merger Agreement in accordance with its terms or any related agreement including the Confidentiality Agreement against Prophet Equity LLC or any other party thereto (but only to the extent it is a party to such agreement) including any permitted assignee or successor to any of them. The Guarantor hereby undertakes to call capital from the general and limited partners of the Guarantor from time to time in such amounts and at such times as shall result in the Guarantor having sufficient monies to pay and discharge the Obligation up to the Maximum Amount when and as the same may become due and payable under this Limited Guarantee.

13.    Governing Law; Jurisdiction; Service of Process.

(a) This Limited Guarantee, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Limited Guarantee or as an inducement to enter into this Limited Guarantee) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

(b) Any legal action, suit or proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be heard and determined exclusively in the Delaware Court of Chancery. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Delaware Court of Chancery in respect of any legal action, suit or proceeding arising out of or relating to this Limited Guarantee and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Limited Guarantee or the transactions contemplated hereby may not be enforced in or by such courts.

(c) Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Limited Guarantee shall be properly served or delivered if delivered in the manner contemplated by Section 10.

(d) The consents to jurisdiction set forth in this Section 13 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 13 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

14.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.    Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the forgoing, this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Section 5 hereof.

16.    Entire Agreement; Amendments. This Limited Guarantee constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantor in writing.

17.    Headings. The descriptive headings contained in this Limited Guarantee are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Limited Guarantee.

18.    Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

Prophet Equity LP

By:	Prophet Equity GP LP, its general partner

	By:	Prophet Equity Holdings, LLC, its general partner

/s/ Ross Gatlin
Ross Gatlin, Managing Partner

Silicon Storage Technology, Inc.

By:	/s/ Bertrand F. Cambou
Name: Bertrand F. Cambou
Title: President